Exhibit 4.4                           CONSULTING AGREEMENT


     AGREEMENT, effective as of the 1st day of July, 2003, between AMNIS Systems Inc., a Delaware Corporation (the "Company"), of 3450 Hillview Avenue, Palo Alto, California 94304, and David Mun Gavin, 44 Worship Street, London, England EC2A 2JT ("Consultant").

     WHEREAS, THE Company desires the Consultant to provide consulting services to the Company pursuant hereto and Consultant is agreeable to providing such services.

     NOW THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties hereto agree as follows:

     1. Consultant shall serve as a consultant to the Company on general corporate matters, particularly relating to European markets excluding Germany & Switzerland, and other projects as may be assigned by Scott Mac Caughern, Chief Executive Officer of the Company on an as needed basis.

     2. Term: The Company shall be entitled to Consultant's services for reasonable times when and to the extent requested by, and subject to the direction of Mr. Mac Caughern. The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on October 1, 2003.

     3. Reasonable travel and other expenses necessarily incurred by Consultant to render such services, and approved in advance by the Company, shall be reimbursed by the Company promptly upon receipt of proper statements, including appropriate documentation, with regard to the nature and amount of those expenses. Those statements shall be furnished to the Company monthly at the end of each calendar month in the Consulting Period during which any such expenses are incurred. Company shall pay expenses within fifteen (15) business days of the receipt of a request with appropriate documentation.

          4. In consideration for the services to be performed by Consultant, the Consultant will receive a warrant to purchase four million (4,000,000) shares of the common stock of the Company at an exercise price of $0.05 cents per share the warrant expire July 1, 2004. Consultant's right regarding the common shares underlying the warrant shall vest immediately and Consultant may exercise the right to purchase the warrant shares at any time.

          5. It is the express intention of the parties that the Consultant is an independent contractor and not an employee or agent of the Company. Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Consultant and the Company. Both parties acknowledge that the Consultant is not an employee for state or federal tax purposes. The Consultant shall retain the right to perform services for others during the term of this agreement.

               5.1 The consulting services shall not involve and the Consultant is not engaged in services in connection with the offer or sale of securities in a capital-raising transaction for Amnis, and further, the Consultant does not and will not directly or indirectly promote or maintain a market for Amnis's securities.

          6. Neither this agreement nor any duties or obligations under this agreement may be assigned by the Consultant without the prior written consent of the Company.

          7. This agreement may be terminated upon ten (10) days written notice by either the Company or the Consultant. Termination of this Agreement shall cause Consultant to cease providing services under this Agreement; however, termination for any reason whatever, shall not decrease or eliminate the compensatory obligations of the Company as outlined in Section 4 above.

          8. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addressed appearing in the introductory paragraph of this agreement, but each party may change the address by written notice in accordance with the paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of two days after mailing.

          9. This agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by the Consultant for the Company and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

          10. This agreement will be governed by and construed in accordance with the laws of the United Kingdom, without regard to its conflicts of laws provisions; and the parties agree that the proper venue for the resolution of any disputes hereunder shall be the United Kingdom. The prevailing party in any such litigation shall be entitled to recover its reasonable attorney fees.

          11.  For purposes of this Agreement, Intellectual Property will mean
               (i) works, ideas, discoveries, or inventions eligible for copyright, trademark, patent or trade secret protection; and (ii) any applications for trademarks or patents, issued trademarks or patents, or copyright registrations regarding such items. Any items of Intellectual Property discovered or developed by the Consultant (or the Consultant's employees) during the term of this Agreement will be the property of the Consultant, subject to the irrevocable right and license of the Company to make, use or sell products and services derived from or incorporating any such Intellectual Property without payment of royalties. Such rights and license will be exclusive during the term of this Agreement, and any extensions or renewals of it. After termination of this Agreement, such rights and license will be nonexclusive, but will remain royalty-free. Notwithstanding the preceding, the textual and/or graphic content of materials created by the Consultant under this Agreement (as opposed to the form or format of such materials) will be, and hereby are, deemed to be "works made for hire" and will be the exclusive property of the Company. Each party agrees to execute such documents as may be necessary to perfect and preserve the rights of either party with respect to such Intellectual Property.

          12. The written, printed, graphic, or electronically recorded materials furnished by the Company for use by the Consultant are Proprietary Information and are the property of the Company. Proprietary Information includes, but is not limited to, product specifications and/or designs, pricing information, specific customer requirements, customer and potential customer lists, and information on Company's employees, agent, or divisions. The Consultant shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this agreement, any Proprietary Information, confidential information, or know-how belonging to the Company, whether or not is in written form, except to the extent necessary to perform services under this agreement. On termination of the Consultant's services to the Company, or at the request of the Company before termination, the Consultant shall deliver to the Company all material in the Consultant's possession relating to the Company's business.

          13. The obligations regarding Proprietary Information extend to information belonging to customers and suppliers of the Company about which the Consultant may have gained knowledge as a result of performing services hereunder.

          14. The Consultant shall not, during the term of this agreement and for a period of one year immediately after the termination of this agreement, or any extension of it, either directly or indirectly (a) for purposes competitive with the products or services currently offered by the Company, call on, solicit, or take away any of the Company's customers or potential customers about whom the Consultant became aware as a result of the Consultant's services to the Company hereunder, either for the Consultant or for any other person or entity, or (b) solicit or take away or attempt to solicit or take away any of the Company's employees or consultants either for the Consultant or for any other person or entity.

          15. The Company agrees to indemnify, defend, and shall hold harmless Consultant and/or his agents, and to defend any action brought against said parties with respect to any claim, demand cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of the Company's representations, warranties or agreements hereunder, or (iii) arises our of the negligence or willful misconduct of the Company, or any of the Company's content to be provided by the Company and does not vilate any rights of third parties, including, without limitation, rights of publicity, privacy, copyrights, trademarks, trade secrets, and/or licenses.

               (a) Consultant agrees to indemnify, defend, and shall hold harmless the Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand cause of action, or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

               (b) Notice. In claiming indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

         Consultant:                                 Company:
         David Mun Gavin                         AMNIS SYSTEMS INC.



         ______________________             By:____________________
                                               Scott Mac Caughern
                                               Chief Executive Officer